UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders:

On behalf of the Washington Trust Bancorp, Inc. Board of Directors, it is my pleasure to invite you to the 2021 Annual Meeting of Shareholders. As a result of the continued public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s Annual Meeting will be held in a virtual only format via live webcast. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. A copy of these materials, as well as our Annual Report to Shareholders, is available online on our Investor Relations website at ir.washtrust.com.
There are many words we could use to describe 2020: disruptive, challenging, unprecedented...but at the same time, the past year has been inspiring, collaborative, and hopeful. Washington Trust has weathered many storms over the past two centuries and has remained a cornerstone— always there to help our customers and communities through difficult times. In 2020, we rose to the challenges presented by the COVID-19 pandemic; our employees stood strong, we embraced change, and proactively became a part of the solution. Our employees are the heart and soul of our Corporation and I have the utmost pride in their efforts, as they helped us continue to create additional value in the Washington Trust franchise in 2020, despite tremendous odds.
While the pandemic unleashed dramatic market fluctuations and disrupted just about every aspect of our economy, the strength and resilience of the Washington Trust business model prevailed. Our balance sheet continued to provide a diverse stream of earnings and we delivered record full-year earnings of $69.8 million, or $4.00 per diluted share. Other key highlights for the year included:
▪Total deposits were up 25% from 2019 levels, led by strong in-market deposit growth
▪Loans totaled $4.2 billion, up 8% from the end of 2019, with contributions from 1,782 loans originated for the Paycheck Protection Program (PPP)
▪Mortgage banking revenues totaled $47.4 million, up 220% from 2019, as both the volume of mortgage originations and sales reached record highs
▪Wealth management assets under administration reached a record $6.9 billion, up 10% from 2019 levels
▪We announced an increased dividend during the fourth quarter, and continued a 100+ year consecutive quarterly dividend payment
These results would be considered a triumph in any year, but amid a pandemic, they are truly a testament to the spirit and resilience of our dedicated team of employees who maintained high service levels; the strength, stability and improvement of our balance sheet; the multiple facets of our business, which during a time with continued low interest rates and an uncertain operating environment, enabled us to achieve these earnings; and the loyalty and perseverance of our customers who have trusted us to help them through these difficult times.

Over the past year, Washington Trust fundamentally transformed the way we serve our customers, while skillfully maintaining the personalized service for which we are known. Thanks to business continuity measures put in place prior to 2020, we were prepared for this crisis and able to shift to off-site operations practically overnight. Strategic technological investments made in recent years enabled us to transition business operations quickly, securely, and flawlessly to a remote working environment.
We changed the way we do business company-wide, creating new processes and protocols to ensure the customer experience was seamless across all delivery channels and customer touchpoints. Our employees put in extra hours to meet critical customer needs—everyone stepped outside their workday comfort zones to lend a hand wherever and whenever it was needed. We provided solutions to meet our customers’ financial needs through drive-thru, digital and telephone banking, and we maintain ongoing communications via email, telephone, web portals and video conferences. And, although every element of service before the pandemic was transformed, in ways we never conceived of, our branch, mortgage, consumer, commercial, and operations teams continued on-site processing and closing loans at a remarkable pace and in historic numbers.
Our success in 2020 was driven by the same principles that have guided our Corporation since 1800: our commitment to doing the right thing, for our employees, our customers, our community and for you, our shareholders. And, at the heart of that commitment are the human connections we have with one another, which we believe are more important now than ever in this digital age and times of social distancing. Although technology allows us to do many things remotely, personal contact and communication have become paramount in keeping people healthy and safe – personally, professionally, and financially.
Our Corporation’s performance and culture truly set us apart, and in 2020, it was an honor to be recognized by our industry colleagues and peers. For the second consecutive year, Washington Trust was the only Rhode Island bank to appear on Forbes magazine’s list of Best In-State Banks. For the 10th consecutive year, we were named one of Rhode Island’s Best Places to Work by Providence Business News. And, American Banker® magazine included us in their annual list of the nation’s Best Banks to Work For, the only Rhode Island-based institution so named.
We enter 2021 with a restored sense of hope, knowing that, while the pandemic and economic uncertainty continue, Washington Trust has become an even stronger, more resilient, and versatile Corporation. We appreciate your support and remain committed to enhancing your value in Washington Trust.

Sincerely,
Edward O. Handy III
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date and Time:    Tuesday, the 27th of April, 2021, at 11:00 a.m. ET

Location:    Due to the continued public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, the Washington Trust Bancorp, Inc. 2021 Annual Meeting of Shareholders (the “Annual Meeting”) will be held solely by remote communication via live webcast at www.virtualshareholdermeeting.com/WASH2021. To join the meeting, be sure to have the control number provided to you on the proxy card or Notice of Internet Availability of Proxy Materials. You will not be able to attend the Annual Meeting in person.

Agenda:	1.	The election of four directors, nominated by the Board of Directors and named in the Proxy Statement, each to serve for three-year terms and until their successors are duly elected and qualified;
	2	The approval of an amendment to the Corporation’s Restated Articles of Incorporation creating a new class of capital stock which shall be designated as “Undesignated Preferred Stock”;
	3.	The ratification of the selection of Crowe LLP to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2021;
	4.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers;
	5.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Record Date:    Shareholders of record at the close of business on March 2, 2021 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by telephone, Internet or by signing and returning the proxy card by mail. Please refer to this Proxy Statement for additional information.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 27, 2021
On or about March 16, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of March 2, 2021, containing instructions on how to access our Proxy Statement and Form 10-K and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received the Notice by mail, or (ii) elect to receive your proxy materials over the Internet.
By Order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 16, 2021

Proxy Statement
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held via live webcast on Tuesday, the 27th of April, 2021 at 11:00 a.m. ET, and any postponement or adjournment thereof.
As of March 2, 2021, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 17,281,574 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.
On or about March 16, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of March 2, 2021. The Notice included instructions on how to access this Proxy Statement and our Annual Report on Form 10-K. You may access the proxy materials at
http://ir.washtrust.com/proxy. Printed copies may be obtained at no charge by contacting the Corporation by phone at (800) 475-2265 or by email at investor.relations@washtrust.com.

Vote Required and Board Recommendations

Proposal		Vote Required	Board of Directors Recommendation
1.	Elect the following nominees as director:	As required by Rhode Island law, a plurality of votes cast by holders of common stock entitled to vote at the Annual Meeting	FOR ALL
Constance A. Howes, Esq.; Joseph J. MarcAurele; Edwin J. Santos; and Lisa M. Stanton
2.	The approval of an amendment to the Corporation’s Restated Articles of Incorporation creating a new class of capital stock which shall be designated as “Undesignated Preferred Stock”	A majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting	FOR
3.	Ratify the selection of Crowe LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2021	A majority of votes cast by holders of common stock entitled to vote at the Annual Meeting	FOR
4.	Approve, on a non-binding, advisory basis, the compensation of the Corporation’s named executive officers	A majority of votes cast by holders of common stock entitled to vote at the Annual Meeting	FOR
We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in this Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holder.

Quorum, Abstentions and Broker Non-votes
A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. Broker non-votes will not affect the outcome of Proposals 1, 3 or 4, and will have the same effect as a vote “against” Proposal 2. Abstentions will not affect the outcome of Proposal 1 and will have the same effect as a vote “against” Proposal 2, 3 and 4.

Revocation of Proxies
The presence of a shareholder at the Annual Meeting will not automatically revoke a proxy previously delivered by that shareholder. A shareholder may revoke his or her proxy at any time before it is exercised by: (1) submitting another proxy bearing a later date, by mail, Internet or telephone, (2) by attending the Annual Meeting and voting in person, virtually or (3) by notifying the Corporation of the revocation in writing to the Corporate Secretary of the Corporation, 23 Broad Street, Westerly, RI 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before such shares are voted) will be voted “for” all of the nominees in Proposal 1 and “for” Proposals 2, 3 and 4.

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes, with one class elected at each annual meeting. The Corporation’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), require that the three classes be as nearly equal in number as possible. There are presently 11 directors, divided into three classes.
The Corporation’s corporate governance guidelines, consistent with the By-laws, require any director who attains age 72 to resign from the Board of Directors as of the Annual Meeting of Shareholders following such director’s 72nd birthday. Katherine W. Hoxsie, CPA, a member of the class of directors with a term expiring at the 2022 Annual Meeting of Shareholders (the “2022 Class”), has reached age 72, and will resign immediately prior to the 2021 Annual Meeting. The Board has determined that, effective on the date of Ms. Hoxsie’s resignation, Steven J. Crandall, a member of the class of directors with a term expiring at the 2021 Annual Meeting (the “2021 Class”), will move from the 2021 Class to the 2022 Class. The resignation and reappointment of Mr. Crandall is being effected solely to rebalance the Board classes and in accordance with the Corporation’s Amended and Restated Articles of Incorporation, as amended.

Four individuals will be elected to the Board of Directors, each to serve until the 2024 Annual Meeting of Shareholders and until his or her respective successor is elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors has nominated Constance A. Howes, Esq.; Joseph J. MarcAurele; Edwin J. Santos; and Lisa M. Stanton for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation, except for Ms. Stanton.  Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at http://ir.washtrust.com/govdocs.  The Corporate Governance Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

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Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from outside of the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters effective decision-making and strategy development while providing for independent oversight of management.

Independent Lead Director
The Corporation’s Corporate Governance Guidelines provide that the Chairperson of the Nominating Committee of the Board serves as Lead Director.  The Lead Director presides at all executive sessions of the independent directors, consults with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acts as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer.

Director Independence
The Corporation’s Board has determined that each of current directors John J. Bowen, Steven J. Crandall, Robert A. DiMuccio, Constance A. Howes, Katherine W. Hoxsie, Kathleen E. McKeough, Sandra Glaser Parrillo, John T. Ruggieri and Edwin J. Santos is considered independent under the NASDAQ Listing Rules. The Corporation’s Board has also determined that nominee Lisa M. Stanton is considered independent.
Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” later in this Proxy Statement.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and at least twice a year as required by the NASDAQ Listing Rules.

Director Nominations
The Corporation is committed to strong Board recruitment practices that align with the Corporation’s long-term strategic needs. We seek to select directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences.
The Nominating Committee is responsible for identifying, evaluating and recommending director candidates to the Board. We consider a variety of factors including diversity, independence, experience, existing and desired skill sets and anticipated retirements to identify gaps and establish priorities for Board refreshment.
While we do not have a specific diversity policy, we are proud to have a diverse board. Board diversity continues to be a priority, and we seek representation across a range of attributes including gender, race, ethnicity, industry and professional experience.

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At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must:
1.have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Board to serve the long-term interests of the Corporation and our shareholders;
2.have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing;
3.have a record of distinguished accomplishment in his or her field;
4.be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;
5.have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and
6.to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.
The Nominating Committee evaluates all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to assist in identifying or evaluating candidates.
The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Corporate Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee for election at the 2022 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 16, 2021.  All shareholder recommendations for nominees must include the following information:
1.the name and address of record of the shareholder;
2.a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;
3.the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee;
4.a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board;
5.a description of all arrangements or understandings between the shareholder and the proposed nominee;
6.the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2022 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2022 Annual Meeting of Shareholders; and
7.any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).
Shareholder nominations that are not submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Articles of Incorporation.  Specifically, advanced written notice of any nominations must be received by the Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of

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shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders).

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the Corporation’s management to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee is responsible for review and oversight of the Corporation’s Enterprise Risk Management Program.

Environmental, Social and Governance Issues at Washington Trust
Since our founding in 1800, Washington Trust has been guided by strong core values and operated in a manner which exemplifies good governance, ethics, and an overriding commitment to people. We recognize that much has changed over the past two centuries and understand our shareholders’ desire for additional transparency regarding environmental, social and governance (“ESG”) issues. Later in 2021, we will issue an ESG report which will address how we view, manage, and perform in specific areas such as corporate governance, diversity and inclusion, environment and community engagement.
We believe Washington Trust’s governance structure and processes are strong. Our Chairman and Chief Executive Officer works closely with the independent Lead Director, who chairs both the Executive and Nominating Committees. Over the coming months, our Board and leadership teams will examine our ESG-relevant policies and, as appropriate, make them publicly available.
As Washington Trust has grown and expanded into new markets, we have strived to attract a more diverse and inclusive workforce, reflective of the people and communities we serve. Throughout our history, women have served in key leadership positions at Washington Trust and that remains true today, as several major divisions are led by women. We take pride in the diversity of our Board and the fact that women and minority members chair key Board committees. We realize we have further progress to make in the areas of diversity and inclusion and are committed to doing so.
We have a long history of engaging with the people, businesses and nonprofit organizations who live and work in the communities we serve. Through corporate philanthropy, leadership and employee volunteerism, we believe our efforts make a positive impact in the lives of others. In 2020, our leadership was evident as we acted quickly when the COVID-19 pandemic struck— to ensure the health and safety of our employees, our customers and the community. We made significant financial contributions to local COVID relief efforts, provided financial assistance to help small businesses – both customers and non-customers – through the Paycheck Protection Program, and continued to provide financial solutions throughout the crisis.
We are committed to business practices that promote a sustainable environment. Over the past decade, we have implemented programs that promote environmental sustainability, which have resulted in energy efficiency, waste reduction and conservation. We realize that even the smallest efforts can make an impact on the environment and are committed to incorporating ways to reduce our carbon footprint in our day-to day-activities. We look forward to providing more information on our green initiatives in our ESG report later this year.
We believe we have a good story to tell and we look forward to sharing our ESG report in the coming months. We will approach this journey in a thoughtful manner to ensure we uncover important issues where

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we believe we can do better. Washington Trust is proud to be recognized as the oldest community bank in the nation and believe our continued efforts will ensure our Corporation is well-positioned to serve our employees, customers, communities and shareholders for years to come.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Corporate Secretary at our offices at 23 Broad Street, Westerly, RI 02891.  The Corporate Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

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Board of Directors

The following is biographical information as of March 16, 2021 for each member of and nominee for the Board of Directors, including positions held, principal occupation and business experience for the past five years or more. The description includes the specific experience, qualifications, attributes and skills that, in the case of each nominee for director, led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation; and in the case of each director who is not standing for election at the Annual Meeting, that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. Additionally, we believe each has a reputation for honesty, integrity and adherence to high ethical standards, and has demonstrated business acumen and sound judgment, as well as a commitment to the Corporation and its shareholders. All current directors of the Corporation also serve on the board of directors of our subsidiary bank, The Washington Trust Company, of Westerly (the “Bank”).

John J. Bowen
Age:	69	Director Since:	2011	Term in Office Expires:	2023
Business Experience: Mr. Bowen retired from Johnson & Wales University in 2018 and was elected Chancellor Emeritus. Previously he served as Chancellor, President and Chief Executive Officer of the University from 2010 until his retirement and as President and Chief Executive Officer from 2004 to 2010. He serves as a board member for a wide variety of not-for-profit organizations and has previously served as a director of a large regional bank. Mr. Bowen’s qualifications to serve on the Board of Directors include his experience leading a large, successful institution; experience on governing boards of nonprofit and for-profit corporations; and previous experience in the banking industry.

Steven J. Crandall
Age:	69	Director Since:	1983	Term in Office Expires:	2021
Business Experience: Mr. Crandall has served as Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads, for more than 40 years.  His experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and marketing as well as the management of a successful commercial and industrial business.

Robert A. DiMuccio, CPA
Age:	63	Director Since:	2010	Term in Office Expires:	2023
Business Experience: Mr. DiMuccio has served as President and Chief Executive Officer of Amica Mutual Insurance Company since 2005, also serving as Chairman since 2009. He joined Amica in 1991 as a Vice President and has served in various positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, he was an audit partner with the public accounting firm of KPMG LLP, with public and non-public company audit experience, including banking and insurance companies. He is also a director and past Chair of the American Property Casualty Insurance Association and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

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Edward O. Handy III
Age:	59	Director Since:	2016	Term in Office Expires:	2022
Business Experience: Mr. Handy assumed the role of Chairman and Chief Executive Officer of the Corporation and the Bank, in March 2018, after serving as President and Chief Operating Officer of the Corporation and the Bank since November 2013. Prior to joining Washington Trust, he served as President of Citizens Bank in Rhode Island and Connecticut from 2009 to 2013; Executive Vice President, Head of Commercial Real Estate from 2007 to 2009; President / Chief Executive Officer of Charter One Bank of Ohio, an affiliate of Citizens Bank, from 2005 to 2008; and various positions of senior leadership at Citizens Bank and related companies, primarily in commercial real estate lending, from 1995 to 2005.  Prior to that, he held positions at Fleet National Bank with concentration in commercial lending and credit analysis. Mr. Handy’s qualifications to serve on the Board of Directors include his extensive banking and leadership experience, with particular emphasis on his extensive background in the area of commercial lending.

Constance A. Howes, Esq.
Age:	67	Director Since:	2018	Term in Office Expires:	2021
Business Experience: Ms. Howes served as President and CEO of Women & Infants Hospital of Rhode Island from October 2002 through October 2013. She served at Care New England Health System as EVP of Women’s Health from October 2013 through October 2015, and Women’s Health Advisor from November 2015 through July 2016.  Prior to working in healthcare, she practiced business law in Providence, RI.  She served as an Adjunct Professor at Roger Williams School of Law, teaching Health Law and Policy in 2017 and 2019, and is a Faculty Advisor for the Brown University Executive Master of Healthcare Leadership program.  She previously served on the Board of Trustees of the American Hospital Association and as the Chair of the RI Governor’s Workforce Board.  She also served on the RI Board of Education, as well as on the boards of numerous community organizations. Ms. Howes’ qualifications to serve on the Board of Directors include her extensive legal expertise; her experience as an executive of several large healthcare organizations; and her experience on governing boards of various non-profit, industry and government entities.

Katherine W. Hoxsie, CPA
Age:	72	Director Since:	1991	Term in Office Expires:	2022
Business Experience: Ms. Hoxsie has been retired since 2008. She previously served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008. Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies. Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

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Joseph J. MarcAurele
Age:	69	Director Since:	2009	Term in Office Expires:	2021
Business Experience: Mr. MarcAurele served as Chairman and Chief Executive Officer of the Corporation and the Bank from April 2010 until his retirement in March 2018. He held the additional title of President of the Corporation and the Bank from April 2010 to November 2013. Prior to joining Washington Trust in 2009 as President and Chief Operating Officer of the Corporation and the Bank, he served as President of Citizens Bank from 2007 to 2009. He held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007, and held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Prior to that, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources. Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Kathleen E. McKeough
Age:	70	Director Since:	2003	Term in Office Expires:	2022
Business Experience: Ms. McKeough is retired and previously served as Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions including Treasurer, Chief Financial Officer and Senior Vice President, Human Resources. Previously, she held positions in commercial lending and credit administration with Bank of Boston. Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

Sandra Glaser Parrillo
Age:	64	Director Since:	2020	Term in Office Expires:	2023
Business Experience: Ms. Parrillo served as President and Chief Executive Officer of The Providence Mutual Fire Insurance Company, a property-casualty mutual insurance company with operations in New England, New Jersey and New York, from 2000 until her retirement in February 2021. She joined The Providence in 1977 as an underwriter and has served in various positions of progressive responsibility. She was awarded the designation of Chartered Property Casualty Underwriter (CPCU) and Certified Insurance Counselor. She is also a director and past Chair of the National Association of Mutual Insurance Companies and a director of the Rhode Island Public Expenditure Council. Her qualifications to serve on the Board of Directors include her extensive experience in leading a successful financial service company, as well as her experience on governing boards of nonprofit and for-profit corporations.

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John T. Ruggieri
Age:	64	Director Since:	2019	Term in Office Expires:	2022
Business Experience: Mr. Ruggieri has served since 2005 as Senior Vice President and Chief Financial Officer for Gilbane Building Company, a global integrated construction and facility management services firm, and as Vice President and Chief Financial Officer for Gilbane, Inc., a global construction and real estate development firm.  Prior to joining the Gilbane companies, he served as Executive Vice President and Chief Financial Officer for Emissive Energy Corporation, a manufacturer of lighting electronics and equipment.  From 1980 through 2004, he worked for A.T. Cross Company, an international manufacturer of fine writing instruments, timepieces and personal accessories, holding various positions of increasing responsibility, ultimately being named Senior Vice President and Chief Financial Officer in 1997 and assuming the additional responsibility of President, Pen Computing Group in 2001.  Mr. Ruggieri is a former certified public accountant. His qualifications to serve on the Board of Directors include his expertise in audit, finance, accounting and taxation, as well his experience as an executive of several large companies and knowledge of real estate development, facilities management and construction matters.

Edwin J. Santos
Age:	61	Director Since:	2012	Term in Office Expires:	2021
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group, and more recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as a member of the boards of the Providence Mutual Fire Insurance Company and Fidelity Institutional Asset Management, a Fidelity Investments company. He is also Past President of the Board of Trustees of Rocky Hill School, and a member of the Bryant University Board of Trustees. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

Lisa M. Stanton
Age:	57			Nominee for Director
Business Experience: Ms. Stanton currently serves on the Board of Directors of Truiloo, an on-demand global identity verification company based in Vancouver, Canada. Additionally, she served as a member of the Venture Investments Board and as an Advisor to the IT Resilience and Strategy Committee of the Board of Directors of Nationwide Building Society, a financial institution in London, England from September 2016 through December 2019. She has more than 25 years of financial services, technology and data security experience, most recently serving as General Manager, Enterprise Strategy for American Express from December 2018 through her retirement in April 2020. From 2014 through 2016, she served as Chief Executive Officer for InAuth, a digital security platform deployed by financial institutions globally to protect their mobile and online banking capabilities. Following the acquisition of InAuth by American Express in 2016, she continued serving as InAuth’s President through 2018. She was the founder of the U.S. division of Monitise, a technology company that hosted a mobile banking and payments platform for banks and credit unions, where she served as Chief Executive Officer from 2007 to 2009, General Manager of the London-based Monitise Group from 2009 to 2013 and President, Americas from 2013 to 2014. She also served as a Senior Vice President for Citizens Financial Group from 1996 to 2007 and First New Hampshire Bank from 1991 to 1996, holding leadership roles in real estate; venture capital; retail distribution; digital, mobile and online channels; and card and payments products. She began her career as a commercial real estate broker, attaining the designation of Certified Commercial Investment Member (CCIM). Ms. Stanton’s qualifications to serve on the Board of Directors include extensive experience as a financial services executive and as a board member; deep expertise in risk management, data security, digital and technology matters; and her knowledge of commercial real estate matters.

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None of our director nominees or incumbents serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that is registered as an investment company under the Investment Company Act of 1940, as amended.

Board Composition, Qualifications and Diversity
We believe the Board is comprised of an effective mix of experience, skills and perspectives. The following charts and graphs highlight the current composition of our Board.
Committee Membership and Meetings
Current Committee membership and the number of meetings of the full Board and each Committee held during 2020, are shown in the following table.

	Independent Director	Board	Audit Committee		Compensation Committee	Executive Committee	Nominating Committee
John J. Bowen	■	■			■
Steven J. Crandall	■	■		■
Robert A. DiMuccio, CPA	■	■		■+	■	■	■
Edward O. Handy III		¬				■
Constance A. Howes, Esq.	■	■		■	■
Katherine W. Hoxsie, CPA	■	■		t+		■	■
Joseph J. MarcAurele		■				■
Kathleen E. McKeough	■	µ			■	t	t
Sandra Glaser Parrillo	■	■		■
John T. Ruggieri	■	■		■+
Edwin J. Santos	■	■		■	t	■	■

Number of Meetings in 2020		10	10		7	1	4
¬ = Chairperson of the Board µ = Lead Director t = Committee Chair ■ = Member + = Financial Expert

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During 2020, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  All directors attended the 2020 Annual Meeting of Shareholders.

Executive Committee
When the Corporation’s Board is not in session, the Executive Committee is entitled to exercise all the powers and duties of the Corporation’s Board, except for such business that by law only the full Board is authorized to perform.
Nominating Committee
The Nominating Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:
▪Establishing procedures for identifying and evaluating nominees for the Board.
▪Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.
▪Evaluating and recommending to the Board qualified individuals to serve as Board and/or Committee members.
▪Reviewing and assessing succession plans for the Chief Executive Officer position.
▪Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.
▪Overseeing the evaluation of the Corporation’s Board and management.
The Nominating Committee recommended that Constance A. Howes, Esq.; Joseph J. MarcAurele; Edwin J. Santos; and Lisa M. Stanton be nominated for election to serve as directors until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
Audit Committee
The Audit Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  The charter is reviewed annually and amended as appropriate to reflect the evolving role of the Audit Committee. The responsibilities of the Audit Committee include, among other things:
▪Overseeing and reviewing our financial statements, accounting practices and related internal controls, as well as audits of the financial statements of the Corporation and its subsidiaries.
▪Overseeing our relationship with our independent registered public accounting firm, including having the sole authority and responsibility for all decisions related to appointing, compensating, evaluating, retaining, assessing the independence of, and, when appropriate, replacing the Corporation’s independent registered public accounting firm.
▪Overseeing our internal audit function.
▪Reviewing and approving all audit plans, including scope and staffing.
▪Establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters.
▪Overseeing and reviewing the Corporation and the Bank’s compliance program and risk management efforts, as well as our credit review program and related results, asset quality and the adequacy of our allowance for credit losses.
Management is responsible for the financial reporting process, including the Corporation's system of internal controls, and the preparation of the Corporation's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Corporation's

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independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes, and it relies on the expertise and knowledge of management, the internal auditor and the independent auditor in carrying out that role. The Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Corporation's system of internal controls.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.
The Board has determined that each member of the Audit Committee is an independent director under the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined that Ms. Hoxsie, Messrs. DiMuccio and Ruggieri each qualify as an “audit committee financial expert” under the Exchange Act.
The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2020 appears under the heading “Audit Committee Report” later in this Proxy Statement.
Compensation Committee
The Compensation Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:
▪Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.
▪Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive and equity compensation.
▪Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.
▪Annually reviewing the Succession and Talent Development Plan.
▪Establishing director compensation.
▪Approving equity compensation awards and the terms of such awards to employees and directors.
▪Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.
▪Administering our retirement, benefit and equity compensation plans, programs and policies.
A schedule of meetings and preliminary agenda is approved by the Compensation Committee at the end of each year for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the Chief Human Resources Officer.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team, although they are not voting members nor are they present during executive session deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.
The Compensation Committee has authority under its charter to select, retain, terminate and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  The Compensation

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Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  Meridian was selected by the Compensation Committee after review of, among other things, the Compensation Committee’s needs, the qualifications of the firm’s personnel, the firm’s independence, the firm’s resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.   The compensation consultant reports directly to the Compensation Committee, and meets with members at least annually in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit Meridian from providing services to management, but such engagement must be requested or approved by the Compensation Committee.  The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian.
During 2020, Meridian received total remuneration of $56,974 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee.
The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

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Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 2, 2021 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Bank, (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage Of Class
Nominees and Directors:
John J. Bowen	8,720	—	530	9,250	0.05%
Steven J. Crandall	17,453	—	530	17,983	0.10%
Robert A. DiMuccio, CPA	9,684	—	530	10,214	0.06%
Edward O. Handy III	15,370	—	—	15,370	0.09%
Constance A. Howes, Esq.	500	—	530	1,030	0.01%
Katherine W. Hoxsie, CPA (d)	132,013	—	530	132,543	0.77%
Joseph J. MarcAurele	63,234	—	530	63,764	0.37%
Kathleen E. McKeough	13,340	—	530	13,870	0.08%
Sandra Glaser Parrillo	—	—	—	—	—%
John T. Ruggieri	537	—	—	537	—%
Edwin J. Santos	3,530	—	530	4,060	0.02%
Lisa M. Stanton	—	—	—	—	—%
Certain Executive Officers:
Mark K.W. Gim	23,667	—	—	23,667	0.14%
Ronald S. Ohsberg	—	—	—	—	—%
James M. Hagerty	11,888	2,000	—	13,888	0.08%
Kathleen A. Ryan	1,000	3,800	—	4,800	0.03%
All directors, nominees and executive officers as a group (22 persons)	348,135	25,340	4,240	377,715	2.18%
Beneficial Owners:
BlackRock, Inc. (e) 55 East 52nd St., New York, NY 10055	1,536,872	—	—	1,536,872	8.88%
Franklin Mutual Advisers, LLC (f) 101 John F. Kennedy Pky., Short Hills, NJ 07078	1,040,978	—	—	1,040,978	6.01%
The Vanguard Group (g) 100 Vanguard Blvd., Malvern, PA 19355	894,682	—	—	894,682	5.17%
(a)Stock options that are or will become exercisable within 60 days of March 2, 2021.
(b)Restricted stock units that are or will become vested within 60 days of March 2, 2021.
(c)Total does not include a performance share unit award for Messrs. Handy, Gim, Ohsberg and Hagerty, Ms. Ryan and certain other executive officers that is based on the Corporation’s relative performance during the measurement period, which ended December 31, 2020 and was further subject to a time-based vesting period, which ended on January 18, 2021.  Relative performance results were not available as of March 16, 2021, and therefore, the final awards have not been ascertained.  Information regarding these grants including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.
(d)Ms. Hoxsie will reach age 72 prior to the Annual Meeting, and pursuant to our by-laws, will resign from the Board effective April 27, 2021.
(e)Based on information set forth in a Schedule 13G/A filed with the SEC on February 1, 2021.

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(f)Based on information set forth in a Schedule 13G filed with the SEC on February 4, 2021.
(g)Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2021.

Executive Officers
The following is a list of all executive officers of the Corporation and the Bank with their titles, current ages and years of service, followed by certain biographical information.

Name	Title	Age	Years of Service
Edward O. Handy III	Chairman and Chief Executive Officer of the Corporation and the Bank	59	7
Mark K.W. Gim	President and Chief Operating Officer of the Corporation and the Bank	54	27
Ronald S. Ohsberg	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and the Bank	56	3
Kristen L. DiSanto	Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank	51	26
William K. Wray, Sr.	Senior Executive Vice President and Chief Risk Officer of the Bank	62	5
Debra A. Gormley	Executive Vice President and Chief Retail Banking Officer of the Bank	65	10
James M. Hagerty	Executive Vice President and Chief Lending Officer of the Bank	63	8
Maria N. Janes, CPA	Executive Vice President, Chief Accounting Officer and Controller of the Corporation and the Bank	50	23
Mary E. Noons	Executive Vice President and Chief Retail Lending Officer of the Bank	59	28
Kathleen A. Ryan, Esq.	Executive Vice President and Chief Wealth Management Officer of the Bank	55	5
Dennis L. Algiere	Executive Vice President, Chief Compliance Officer & Director of Community Affairs of the Bank	60	25
Biographical information for Mr. Handy is provided under the heading “Board of Directors” earlier in this Proxy Statement.
Mark K. W. Gim joined the Bank in 1993 and held various positions of increasing responsibility in financial planning and asset/liability management.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008, and had the added responsibility of oversight of the Retail Banking Division from 2011 through 2013. He was promoted to Executive Vice President, Wealth Management and Treasurer in 2013, and to Senior Executive Vice President, Wealth Management and Treasurer in 2015. In June 2017, he was named Senior Executive Vice President, Wealth Management and Chief Strategy Officer. In March 2018, Mr. Gim was promoted to President and Chief Operating Officer of the Corporation and the Bank.
Ronald S. Ohsberg, CPA joined the Bank in 2017 as Executive Vice President and Treasurer. In September 2017, he was promoted to Senior Executive Vice President and Treasurer. He was promoted to Senior Executive Vice President, Chief Financial Officer and Treasurer in February 2018. Prior to joining the Bank, he served as Executive Vice President, Finance for Linear Settlement Services from July 2016 to May 2017 where he was responsible for all finance and accounting matters for the company. He served as

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Executive Vice President, Corporate Controller and Chief Accounting Officer for Citizens Financial Group from 2009 to April 2016 where he was responsible for financial operations and reporting.
Kristen L. DiSanto joined the Bank in 1994 and held positions of increasing responsibility within Human Resources.  She was promoted to Senior Vice President, Human Resources in 2009, and to Executive Vice President, Human Resources in 2012. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Assistant Secretary of the Corporation and the Bank in September 2017. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank in February 2018.
William K. Wray, Sr. joined the Bank in 2015 as Senior Vice President, Risk Management. He was promoted to Executive Vice President and Chief Risk Officer in September 2015 and to Senior Executive Vice President and Chief Risk Officer in September 2017.  Prior to joining Washington Trust, he served as Chief Operating Officer for Blue Cross Blue Shield of Rhode Island from 2009 to 2015. From 1993 to 2008, he served in various executive leadership positions for Citizens Bank including Vice Chairman and Chief Information Officer, including responsibility for corporate risk and compliance programs.
Debra A. Gormley joined the Bank in 2011 as Senior Vice President, Retail Banking. She was promoted to Executive Vice President, Retail Banking in 2014, and appointed Executive Vice President and Chief Retail Banking Officer in 2018. Prior to joining Washington Trust, she served in various leadership positions for Citizens Bank, including as Retail Director with responsibility for management of a 54-branch network in Rhode Island.
James M. Hagerty joined the Bank in 2012 as Executive Vice President and Chief Lending Officer. From December 2001 until he joined Washington Trust, he served as Senior Vice President, Rhode Island Market Manager, for Citizens Bank, responsible for middle market and not-for-profit commercial lending.
Maria N. Janes, CPA joined the Bank in 1997 as Accounting Officer, and was named Assistant Controller later that year. She has served as Controller since 1998, and was named Assistant Vice President in 1998; Vice President in 1999; and Senior Vice President in 2010. In 2016, she was promoted to Executive Vice President and Controller, and designated as Principal Accounting Officer of the Corporation and the Bank. In 2020, she was appointed Executive Vice President, Chief Accounting Officer and Controller of the Corporation and the Bank.
Mary E. Noons joined the Bank in 1992 and has held positions of increasing responsibility in managing lending support, loan operations, secondary market, consumer lending, mortgage operations and mortgage origination. She was promoted to Senior Vice President in 2011. In March 2016, she was promoted to Retail Lending division head, assuming responsibility for all mortgage and consumer lending activities. She was promoted to Executive Vice President in September 2016, and appointed Executive Vice President and Chief Retail Lending Officer in 2018.
Kathleen A. Ryan, Esq. joined the Bank in 2015 as Senior Vice President, Client Services and Trust and Estate Services. In September 2017, she was promoted to Executive Vice President, Wealth Management. In March 2018, she was promoted to Executive Vice President and Chief Wealth Management Officer. Prior to joining the Bank, she was a partner at the law firm of Partridge Snow & Hahn LLP from 2001 to 2015, serving as Chair for the firm’s Trusts & Estates practice from 1999 to 2015.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was promoted to Vice President, Compliance in 1996 and to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2004, and promoted to Executive Vice President, Chief Compliance Officer and Director of Community Affairs in 2019.

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Compensation Risk Analysis
Annually, the Compensation Committee (the “Committee”) performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that arrangements do not encourage executives and/or other employees to take excessive risks.  The Committee Chair presents the results of this review to the Board.
As part of the review, the Committee analyzes governance practices, plan design, and policies and internal controls. The Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:
▪We structure our pay to consist of fixed (salary) and variable compensation (cash incentive and equity). We believe variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on performance, while fixed elements provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks.
▪Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.
▪Most incentive plans (including plans covering executive officers) include a threshold, target and maximum award.  By establishing a maximum, we ensure that the compensation mix remains within acceptable ranges and limit excessive payments under any one element.
▪All incentive plan designs are reviewed and approved by the Committee annually.
▪Performance targets for the Annual Performance Plan, which covers most executives, are established annually by the Board.  We have internal controls over the measurement and calculation of the performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.
▪The Committee has the discretion to modify any plan payment downwards, allowing for consideration of the circumstances surrounding corporate and/or individual performance.
▪The Corporation has an Incentive Compensation Clawback and Forfeiture Policy that applies to the Corporation’s executive officers. In the event the Corporation is required to restate previously reported financial statements due to material noncompliance with any financial reporting requirements, executive officers are required to reimburse the Corporation for any cash or equity award that would not have been earned based on restated financial results. Among other things, this policy is intended to discourage executives from manipulating performance results that would assure a payment.
▪The Incentive Compensation Clawback and Forfeiture Policy also provides that, in the event of an executive’s misconduct, the Committee may require the executive to (a) reimburse the Corporation for any cash or equity award in an amount determined by the Committee; and (b) forfeit any outstanding cash or equity awards in whole or in part.
▪There are appropriate internal controls and oversight of the approval and processing of payments.
▪There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions as well as financial reporting.
▪The Corporation has a strong risk management and corporate governance framework to identify, measure, monitor and control current and emerging material risks. We have appointed a Chief Risk Officer to assist the Board and executive leadership in managing our overall risk program. Additionally, various committees of management and the Boards of the Corporation and the Bank may be responsible for evaluating and managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.

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▪Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over a minimum of three years. These grants encourage a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.
▪Annually, the Committee reviews our 25 top paid employees, regardless of position, providing added context and oversight to overall compensation throughout the Corporation.

Compensation Discussion and Analysis
The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
2020 was a year like no other, marked by unprecedented challenges, disruption, and uncertainties. Yet, Washington Trust stood strong and persevered, just as we've done so many times in our 220-year history. Our strong corporate governance and enterprise risk management practices, which specifically address and test our business continuity plan, ensured our preparedness for this crisis. Strategic technological investments made in recent years also enabled us to quickly, securely and flawlessly transition business operations to a remote working environment. But truly, our success was due to the spirit and resilience of our dedicated team of employees, who quickly adapted to new processes and technologies, maintaining high service levels and 'business as usual' operations during a major pandemic. We embraced our responsibility as a community bank, creating value as a proactive part of the solution. We are proud of the work our team has done to help our customers and our communities get through these ongoing challenges.
Despite these challenges, Washington Trust had another year of exceptional performance in 2020, highlighted by record earnings and growth along key business lines. This underscores the strength and stability of our balance sheet, which continued to provide a diverse stream of earnings during the most volatile of operating environments. We continue to be a high performing regional bank with a unique, competitive business model that features revenue diversity, a proven growth strategy, a lower risk profile and solid capital position, while delivering consistent shareholder returns. We continue to gain market share, attract new clients, and build existing relationships by focusing on service excellence and offering superior retail, business and wealth management products. Furthermore, we believe the Corporation is well positioned to continue its positive growth momentum into 2021 and beyond. Key highlights of our performance and resulting compensation actions include:

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How Did We Perform In 2020?
Wealth Management	Mortgage Banking	Lending	Retail Banking
At year end, assets under administration stood at a record $6.9 billion. Wealth management revenues totaled $35.5 million for 2020.
Mortgage banking revenues totaled a record $47.4 million for 2020, up 220% from 2019 (which was itself a record year). Total origination volume was a record $1.674 billion, an increase of 77% over the prior year.
		Total loans (commercial, residential and consumer) reached a record in 2020 and totaled $4.2 billion at year end, up nearly 8% over the prior year.	Deposits totaled $4.4 billion at year end. This included a record $3.8 billion of in-market deposits, which grew by nearly 18% during the year.

Corporate Results
Continued Earnings Strength	Strong relative performance	Excellent Asset Quality	Delivered Long-term Shareholder Value
We generated $69.8 million in net income or $4.00 per diluted share. Return on equity (ROE) was 13.51% and return on assets (ROA) was 1.22%.	ROE, ROA, dividend yield, total non-interest income as a percentage of total revenue and price to book ratio exceeded the 92nd percentile of industry peers(a).	Asset quality indicators remained strong as nonperforming assets were 0.23% of total assets at December 31, 2020.	We increased our dividend in 2020 by 5 cents, or 2.5%, over the prior year. This resulted in a dividend yield of 4.6% as of December 31, 2020.

How Did We Pay Our Executives?
Modest merit increases	Bonus payments aligned with performance	100% performance-based equity grants, a leading best practice
The Committee approved modest base salary increases for 2020 and 2021 in line with market trends.
Based on strong corporate and individual performance results, plan formulas resulted in above target payments under the Annual Performance Plan, but below target under the Wealth Management Business Building Incentive Plan.
All equity awards to our named executive officers were granted as performance share units, which will be earned based on relative performance over a three year period.
(a) Industry peer group includes all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $10.0 billion (Source: S&P Global Market Intelligence, for companies reporting as of February 16, 2021).

Further, in 2020, the Committee expanded the recoupment policy to provide for clawback of plan payments as well as forfeiture of outstanding grants. Additionally, triggering events were expanded to include, among other things, the executive’s misconduct. This policy is described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
The actions and the Committee’s decision-making process are further explained in the narrative following this summary. We believe these actions underscore that our compensation programs are built on a foundation of compensation best practices and sound governance practices, which we believe our shareholders demand, including:

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What We Do
✓	Ensure pay for performance alignment
✓ Allocate a significant portion of total compensation to performance-based pay
✓ Grant 100% of long-term equity as performance-based awards for our named executive officers
✓ Award based on both absolute and relative performance metrics
✓ Review both realized and realizable pay
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee
✓	Benchmark our practices annually to ensure executive compensation remains consistent with the market
✓	Subject short-term and long-term incentive payments to caps
✓	Perform an annual compensation risk assessment
✓	Maintain share ownership guidelines
✓	Require that change in control agreements contain double-trigger rather than single-trigger provisions
✓	Subject cash and equity incentive awards to an Incentive Compensation Clawback and Forfeiture Policy
What We Don’t Do
✗	We don’t maintain employment contracts
✗	We don’t provide excise tax gross-ups on change in control payments
✗	We don’t provide excessive perquisites
✗	We don’t allow repricing of underwater options without shareholder approval
✗	We don’t provide current payment of dividends or dividend equivalents on unearned long-term incentives
✗	We don’t allow executive officers to engage in hedging transactions

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Executive Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, customers and community.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peers.
Our compensation program places emphasis on:
▪attracting and retaining the best talent in the financial services industry;
▪providing compensation for key executives that is competitive with similarly-sized financial institutions;
▪linking pay to performance;
▪motivating executives to achieve the goals set in our strategic plan;
▪returning a fair value to shareholders; and
▪ensuring that compensation supports sound risk management practices.
To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward short and long-term performance as measured against established goals, both on an absolute and relative basis.

Factors Considered in Determining Pay Programs and Making Pay Decisions
The Committee is responsible for all executive compensation decisions and reports all actions to the Corporation’s Board. The following chart outlines the primary factors considered in determining executive compensation:

Determining Pay for the Chief Executive Officer		Determining Pay for Other Named Executive Officers
-	Compensation consultant’s analysis	-	Compensation consultant’s analysis
-	Market benchmarks	-	Market benchmarks
-	Corporate performance	-	Corporate and business unit performance
-	Internal and external economic conditions	-	Internal and external economic conditions
-	Tally sheets and wealth accumulation analyses	-	Tally sheets and wealth accumulation analyses
-	Compensation relative to other executives	-	Compensation relative to other executives
-	Assessment of the Chief Executive Officer’s performance by the independent directors of the Corporation’s Board	-	Chief Executive Officer’s assessment of the executive’s performance and compensation recommendations

Benchmarking Compensation
Prior to the beginning of the fiscal year, the Committee consulted with an independent compensation consulting firm to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  The compensation consultant considered individual compensation elements as well as the total compensation package, and assessed the relationship of pay to performance.

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In performing this analysis, the consultant used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line since this represents a significant part of our business model.  At the time of peer group selection, the Corporation was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $2.5 billion to $10.0 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and Mid-Atlantic region.  The peer group used in the report presented for consideration of 2020 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Bar Harbor Bankshares	Boston Private Financial Holdings, Inc.
Bridge Bancorp, Inc.	Brookline Bancorp, Inc.	Bryn Mawr Bank Corporation
Camden National Corporation	Century Bancorp, Inc.	CNB Financial Corporation
Enterprise Bancorp, Inc.	First Commonwealth Financial Corp.	The First of Long Island Corporation
Independent Bank Corp.	Lakeland Bancorp, Inc.	OceanFirst Financial Corp.
Peapack-Gladstone Financial Corp.	S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Tompkins Financial Corporation	TrustCo Bank Corp NY	United Financial Bancorp, Inc.
Univest Financial Corporation	WSFS Financial Corporation

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information, including the McLagan Regional & Community Banking Survey.  Similar asset and regional scope comparisons were used for the benchmarking analysis.
Setting Pay and Mix
We target total compensation at the 50th percentile of market pay, with opportunities for upward or downward adjustment based on actual corporate performance on an absolute and relative basis. Each executive has a target total compensation opportunity that consists of base salary, short-term cash incentive and long-term equity compensation elements. We believe that our target compensation mix (outlined below) allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.
Because a substantial portion of compensation is based on short-term and long-term corporate, divisional and individual performance results, total compensation, as well as the percentage of compensation delivered under each element, will vary annually. We believe that our most senior executives should

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have a significant portion of pay provided through at-risk performance-based compensation elements.
Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:
▪a summary of total compensation for the current and previous fiscal year, including actual allocation to each compensation element;
▪incentive opportunity and related performance levels needed to achieve threshold, target and maximum payouts;
▪the value of perquisites, if applicable;
▪potential value of unvested equity grants at various levels of stock performance;
▪overall total compensation ranking within the Corporation; and
▪potential post-employment payments.
The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.
The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 28, 2020, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation, and did not significantly change the approach in 2020. The Committee will continue to consider the outcome of annual say-on-pay votes when making future compensation decisions for the named executive officers.

Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group. After consideration of individual-based factors and market data, the Committee approved base salaries for the named executive officers as outlined below.

	2019 Salary	2020 Salary	2021 Salary
Handy	$600,000	$630,000	$670,000
Gim	$351,000	$365,000	$385,000
Ohsberg	$303,000	$315,000	$333,000
Ryan	$295,000	$304,000	$315,000
Hagerty	$290,000	$305,000	$320,000

Short-Term Cash Incentive Compensation
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of annual corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan. In addition, Ms. Ryan participates in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit.
Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the independent compensation consultant.  Annually, the Committee reviews the plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals.

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Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance. The plan has a maximum payout of 150% of target under both the corporate and individual performance components. The target incentive opportunity is a percentage of base salary earnings, and varies by role and level of responsibility as outlined in the following table.

	Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
Handy	50%	70%	30%
Gim	40%	70%	30%
Ohsberg	35%	60%	40%
Ryan	30%	60%	40%
Hagerty	35%	60%	40%

Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
Performance Measures
Corporate performance is based on three financial metrics - net income, fully diluted earnings per share (EPS), and return on equity (ROE), with each metric receiving equal weighting.  We believe these measures are an appropriate reflection of our annual performance, profitability and contribution to shareholders.
At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award as outlined below.

Corporate Performance Results	Award Level (as a % of Target)
<80.0%	0.0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150.0%

In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%. Once this threshold level is achieved, individual performance awards range from 0% to 150% of the target, based on an assessment of executive performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, investor relations, talent acquisition and development, risk management and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. The Committee relies upon the

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assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.
2020 Awards
Corporate performance is determined based on GAAP Net Income, EPS and ROE results excluding one-time acquisition-related expenses and the impact of stock repurchases, if applicable, to the extent the impact was not a factor in setting the original goals. During 2020, the Corporation engaged in share repurchases which were not a factor when plan goals were established. This share repurchase activity enhanced EPS by $.03 and ROE by 0.09%, and such enhancement was removed in determining corporate performance, as required under the plan. Corporate performance targets, GAAP results and adjusted actual results for 2020 are outlined in the following table. This performance resulted in a payout of 112.5% for the corporate performance component.

Metric	2020 Performance Targets	2020 GAAP Results	Exclusion on Impact of Share Repurchase Activity	2020 Adjusted Results	Award Level
Net Income	$65,368,000	$69,829,000	—	$69,829,000	112.5%
EPS	$3.73	$4.00	$-0.03	$3.97	112.5%
ROE	12.62%	13.51%	(0.09)%	13.42%	112.5%
Final Corporate Performance Award					112.5%

Individual performance was assessed based on the criteria described earlier.  The Committee noted the following regarding the individual performance of the named executive officers:
▪Mr. Handy received a 145% award under the individual performance component due to strong leadership of the Corporation as evidenced by our strong results, including record 2020 earnings, continued solid profitability results and strong peer group performance. In making this award determination, the Committee recognized Mr. Handy’s efforts in providing leadership during a year of unprecedented challenges, disruption and uncertainty; continued guidance for strategic initiatives; strengthening and expanding the corporate brand; driving organic growth while effectively managing risk; acquiring key talent in order to position the Corporation for future success; and strong contribution to our investor relations efforts.
▪Mr. Gim received a 137% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. The Committee recognized the strong performance of the business lines under his leadership, including most notably, the Retail Lending division which achieved a record $1.674 billion in mortgage origination volume and generated mortgage banking revenues totaling $47.4 million. Additionally, the Committee recognized Mr. Gim’s significant contributions to the planning and execution of strategic initiatives, as well as his strong contribution to our investor relations efforts.
▪Mr. Ohsberg received a 126% award under the individual performance component due to solid job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic analysis regarding key financial aspects of our business, leadership in executing strategic initiatives, guidance regarding capital management strategies, execution of a successful share repurchase plan, efforts to ensure understanding and transparency for CECL and COVID-19 related disclosure matters, and his strong contribution to our investor relations efforts.
▪Ms. Ryan received a 105% award under the individual performance component due to solid job performance, as well as her contributions to the Corporation’s overall success. This includes her strategic efforts to increase the profitability of the wealth management division through strong business development activities, maximizing capabilities, optimizing systems, streamlining processes and leveraging internal talent. Under her leadership, Washington Trust reached a record $6.9 billion in assets under administration at December 31, 2020.

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▪Mr. Hagerty received a 101% award under the individual performance component due to strong job performance. Under his leadership, total commercial loans surpassed $2.45 billion at the end of 2020, up nearly 15% from 2019, and the Corporation had successful deposit gathering results for commercial and cash management customers, which contributed to a record $3.8 billion of in-market deposits as of December 31, 2020.
Annual Performance Plan awards for the named executive officers are outlined in the following table:

	Corporate Performance Component Award (112.5%)	Individual Performance Component Award (0-150%)	Total Plan Payment	Overall Percentage of Plan Target
Handy	$247,971	$137,029	$385,000	122.3%
Gim	$114,941	$60,059	$175,000	119.9%
Ohsberg	$74,397	$55,603	$130,000	117.9%
Ryan	$61,545	$38,455	$100,000	109.7%
Hagerty	$72,029	$42,971	$115,000	107.8%
_______________________
Wealth Management Business Building Incentive Plan
Ms. Ryan is eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management business line, which is an important contributor to our net income.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management (new accounts and solicited additions/upgrades less lost business, excluding routine flows and market appreciation/depreciation).  The target payment is $90,000 ($30,000 for each metric), with a range of 0% to 150% based upon actual performance.  The plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
In 2020, plan targets were:  (i) division pre-tax earnings of $13,204,400; (ii) division revenues of $40,555,900; and (iii) net new assets under management of $65,000,000.  During 2020, the wealth management division met 70.6% of the pre-tax earnings goal, 87.4% of the revenue goal, and 269.5% of the net new assets under management goal.  This performance resulted in a total bonus payment of $71,250 to Ms. Ryan under this plan, which is equal to 79.2% of the plan target.

Long-Term Equity Incentive Compensation (100% Performance-Based Equity)
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders; provides an opportunity for increased executive stock ownership; aids in executive retention; and rewards executives for focusing on long-term stock value.  In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.
Performance Share Unit Grant in 2020
We are committed to providing compensation that reinforces a strong link between pay and performance for our executive leadership team. Our equity compensation program is designed to achieve this objective. Therefore, 100% of all long-term equity incentive grants to named executive officers were made in the form of performance share units in 2020. The awards were designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate

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performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards.
Selecting and defining the performance measurements for the award was a critical decision for the Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on relative core return on equity (“Relative Core ROE”) and relative core earnings per share growth (“Relative Core EPS Growth”), with the two metrics having equal weighting. Provisions related to the 2020 grant are outlined below.
▪Range of potential awards: 0% to 200% of the target award
▪Performance measurement period: January 1, 2020 through December 31, 2022
▪Performance criteria: Relative Core ROE and Relative Core EPS Growth performance. Core measurements are defined by S&P Global Market Intelligence as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. S&P Global Market Intelligence uses a consistent tax rate in all tax adjusted metrics.
▪Industry comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $10.0 billion (based on information published by S&P Global Market Intelligence).
▪Dividend equivalents: Dividends will be paid retroactively in cash only on earned shares once the award is earned and the earned shares are actually issued.
2020 performance share unit grants for the named executive officers are summarized in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	5,525	11,050	22,100
Gim	—	2,670	5,340	10,680
Ohsberg	—	2,075	4,150	8,300
Ryan	—	1,845	3,690	7,380
Hagerty	—	1,845	3,690	7,380
(a)The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.
______________________

Except as outlined in the next sentence, each award is subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. Each award is subject to acceleration in the event of a change in control, death, retirement or disability prior to the three-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 36-month vesting period. The grant is subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
2017 Performance Share Unit Awards that Became Earned in 2020
In 2017, Messrs. Handy, Gim and Hagerty were granted performance share units with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s Relative Core EPS Growth and

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Relative Core ROE performance during the measurement period of January 1, 2017 through December 31, 2019. These grants were structured in the same manner described earlier, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $8.0 billion. On March 27, 2020, the Committee certified the following performance results:

	Percentile Ranking
Metric	Calendar Year 2017	Calendar Year 2018	Calendar Year 2019	Weighted Average
Core Return on Equity	97.1%	100.0%	100.0%	99.0%
Core EPS Growth	43.1%	68.0%	31.3%	47.5%
Final Performance Relative to Industry Comparator Group				73.3%

Based on this performance, the executives earned 146.6% of the target award, plus dividends payable on earned shares from the grant date through the issuance date. The final earned awards are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares	Dividends
Handy	—	1,650	3,300	6,600	4,838	$25,641
Gim	—	1,100	2,200	4,400	3,225	$17,093
Hagerty	—	1,100	2,200	4,400	3,225	$17,093

Subsequent Committee Actions in 2021
In early 2021, the Committee granted performance share units to the named executive officers. The grants were structured in the same manner as the performance share unit grants made in 2020. Each executive has the opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during the measurement period, which is January 1, 2021 through December 31, 2023. The awards are outlined in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	4,360	8,720	17,440
Gim	—	2,090	4,180	8,360
Ohsberg	—	1,625	3,250	6,500
Ryan	—	1,415	2,830	5,660
Hagerty	—	1,415	2,830	5,660

Compensation-Related Policies and Practices
Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership aligns financial interests with shareholders and focuses executives and directors on long-term company performance.  We have established stock ownership guidelines for executives and directors as outlined below.  Until ownership targets are achieved, equity grant retention guidelines apply.

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	Stock Ownership Requirement	Equity Grant Retention Guideline
Chief Executive Officer	2 times base salary	50% of all vested equity grants (a)
All Other Named Executive Officers	1 times base salary	50% of all vested equity grants (a)
Non-employee Directors	5 times retainer (b)	100% of all vested equity grants
(a)Net of any shares withheld to satisfy the tax liability or fund the purchase price of such grant.
(b)Expected within five years of joining the Board.
_______________________

As of December 31, 2020, Messrs. Gim and Hagerty have attained the applicable ownership target. Ms. Ryan and Messrs. Handy and Ohsberg are adhering to the retention guidelines. All non-employee directors except Directors Howes, Parrillo and Ruggieri have attained the ownership target.
Anti-Hedging Policy
The Corporation’s Insider Trading Policy prohibits directors, executive officers and certain other employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, pledging of the Corporation’s securities is permitted on a case by case basis with the approval of the Audit Committee; currently no named executive officer has pledged any stock.
Incentive Compensation Clawback and Forfeiture Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all cash incentive awards and performance share unit awards made prior to March 2020 to the named executive officers included a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive will be required to reimburse the Corporation for any amount that would not have been earned based on the restated financial results.
In March 2020, the Corporation expanded its recoupment policy through the adoption of the Incentive Compensation Clawback and Forfeiture Policy, which applies to all future cash incentive payments and equity compensation grants after that date. The policy provides that:
▪In the event (a) the Corporation is required to restate previously reported financial statements due to material noncompliance with any financial reporting requirements or (b) it is discovered that an award was based on materially inaccurate performance results (whether or not the executive was responsible for the inaccuracy), executive officers are required to reimburse the Corporation for any cash or equity award that would not have been earned based on the financial results contained in the restatement or corrected or adjusted performance results.
▪In the event of (a) the executive’s misconduct; (b) the gross or willful failure of the executive to take action with respect to any act(s) of misconduct by an employee in his or her business unit; or (c) the executive directs any other person to take any act(s) of misconduct, the Compensation Committee may require the executive to reimburse the Corporation for any cash or equity award made within the three-year period preceding the triggering event, in an amount determined by the Committee and/or forfeit any outstanding cash or equity grants in whole or in part.

Under the policy, misconduct is defined as the occurrence of any one or more of the following events:
▪a willful act of dishonesty by the executive with respect to any material matter involving the Corporation or any of its subsidiaries or affiliates;
▪a gross or willful violation of the Corporation’s policies and/or the Corporation’s Code of Ethics and Standards of Personal Conduct (the “Code of Ethics”);
▪actions that have caused or might reasonably be expected to cause significant reputational or other harm to the Corporation;

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▪the commission by the executive or indictment of the executive for (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, means an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or
▪the gross or willful failure by the executive to substantially perform his or her duties with the Corporation (after being provided written notice of the scope and nature of the failure, with the opportunity for the executive to remedy such failure).
The Compensation Committee has the sole authority regarding all determinations for the application and operation of the policy.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While the Committee considers tax deductibility as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Despite the Committee's efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Retirement and Other Benefits
Pension Plan
The Bank maintains a tax-qualified defined benefit Pension Plan. Plan entry was closed for all new hires and rehires after September 30, 2007, and all benefit accruals will be frozen on December 31, 2023. Mr. Gim continued to accrue benefits under the Pension Plan in 2020. Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan were hired after September 30, 2007, and therefore, are not eligible to participate in the Pension Plan.
Pension benefits are available at normal retirement age (typically age 65), with reduced benefits available as early as age 55 with ten years of service. The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years. Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan and other cash-based payments, subject to IRS qualified plan limits ($285,000 in 2020). In 2020, the Social Security covered compensation level was $91,464 for a participant retiring at age 65.

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Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank. Mr. Gim continued to accrue benefits under the Supplemental Pension Plan in 2020.
401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees, and is an essential part of the retirement package needed to attract and retain employees.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by the Code.
The Bank matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3% of plan compensation.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, excluded from participation in the Pension Plan, including Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan, are eligible for a non-elective employer contribution of 4% of plan compensation. Participants become vested in employer contributions after two years of service.
Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  The plan also provides for credits of certain amounts that would have been contributed by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. Handy receives an additional employer contribution of 5% of salary annually. Participants become vested in employer contributions after two years of service.
Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options (described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement). Because all investment measurement options are publicly-traded mutual funds, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  Benefits payable under this plan are an unfunded obligation of the Bank.
Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.
We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit offered to other full-time employees.
We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $319,080 in 2020.  This group plan limit did not fully cover the base salary of certain named executive officers.  To provide a benefit commensurate with the benefits provided to other full-time employees, we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and country club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual

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basis, the Compensation Committee Chairperson reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On January 31, 2021, this review was completed with respect to 2020 expense reimbursements and no exceptions were noted.

Change in Control Agreements
The Committee believes that change in control agreements promote stability and continuity of senior leadership as well as eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. Therefore, we have entered into change in control agreements with Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan.
Upon a termination event (as defined in the change in control agreements) in connection with a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Handy	3	36 months
Gim, Ohsberg, Ryan and Hagerty	2	24 months

Payments and benefits otherwise provided to the executive in connection with a change in control will be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, if such reduction would result in a greater amount of payments and benefits on a net after-tax basis.
Payments under the change in control agreements would be triggered if:
▪in the event of a change in control (as defined in the change in control agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the change in control agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the change in control agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the change in control agreements; or
▪the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.
The change in control agreements require the executive to provide a general release of claims to receive payment under the agreement and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event. Further, should a six-month delay in payments be required by Section 409A(a)(2)(B)(i) of the Code, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The foregoing report has been furnished by the members of the Compensation Committee:

Edwin J. Santos (Chairperson)	John J. Bowen
Robert A. DiMuccio, CPA	Constance A. Howes, Esq.
Kathleen E. McKeough

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Executive Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, the compensation of the person who served as Chief Executive Officer of the Corporation (the “CEO”), Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)		Non-Equity Incentive Plan Compensation ($) (a) (c) (d)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Edward O. Handy III	2020	629,769	—	529,383	(g)	385,000	—	102,561	1,646,713
Chairman and Chief Executive Officer of the Corporation and Bank	2019	599,904	—	532,930	(h)	320,000	—	99,359	1,552,193
	2018	575,000	—	688,867	(i)	355,781	—	94,907	1,714,555
Mark K.W. Gim	2020	364,892	—	255,829	(g)	175,000	643,102	23,194	1,462,017
President and Chief Operating Officer of the Corporation and Bank	2019	350,958	—	266,465	(h)	155,000	629,860	22,776	1,425,059
	2018	340,000	—	341,016	(i)	168,300	115,877	22,117	987,310
Ronald S. Ohsberg, CPA	2020	314,908	—	198,818	(g)	130,000	—	22,442	666,168
Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and Bank	2019	302,965	—	207,250	(h)	105,000	—	21,607	636,822
	2018	294,000	—	182,280	(i)	110,000	—	20,979	607,259
Kathleen A. Ryan	2020	303,931	—	176,781	(g)	171,250	—	32,764	684,726
Executive Vice President and Chief Wealth Management Officer of the Bank	2019	294,960	—	185,045	(h)	123,750	—	32,126	635,881
	2018	284,600	—	165,191	(i)	140,750	—	31,371	621,912
James M. Hagerty	2020	304,885	—	176,781	(g)	115,000	—	31,501	628,167
Executive Vice President and Chief Lending Officer of the Bank	2019	289,962	—	185,045	(h)	105,000	—	30,481	610,488
	2018	280,000	—	165,191	(i)	115,000	—	29,564	589,755
(a)The following table outlines deferrals of salary and bonus under the Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”):

Named Executive Officer	Salary Deferrals ($)			Bonus and Non-Equity Incentive Plan Compensation Deferrals ($) (1)
	2020	2019	2018	2020	2019	2018
Handy	94,466	59,990	57,500	96,250	96,000	35,578
Gim	25,000	20,000	15,000	—	—	—
Ohsberg	31,491	30,297	29,400	13,000	10,500	11,000
Ryan	—	—	—	—	—	—
Hagerty	30,489	14,498	14,000	11,500	10,500	11,500
(1)Payments were accrued in the year indicated and paid in the succeeding fiscal year.
(b)Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in the year indicated. For 2020, assumptions related to the financial reporting of stock awards are presented in Note 18

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to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”).
(c)Except as noted, amounts were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2020 bonus was paid in fiscal 2021, the 2019 bonus was paid in fiscal 2020 and the 2018 bonus was paid in fiscal 2019.
(d)Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.
(e)Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year. The amount represents the increase due to an additional year of service; increases in average annual compensation; increases or decreases due to the passage of time; and increases or decreases due to changes in assumptions. Assumptions for 2020 are described in footnotes to the Pension Benefits table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Gim is age 65. The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
(f)The following table shows the components of this column for 2020:

Named Executive Officer	Life and Disability Insurance ($)		Cash in Lieu of Benefits ($)	Employer Contributions		Country Club Membership ($)	Auto and Parking Allowance ($)	Value of Non-cash Items ($)	Total ($)
				401(k) Plan ($)	Nonqualified Plan ($)
Handy	5,974	(1)	—	19,950	55,622	8,655	12,360	—	102,561
Gim	95		—	8,550	2,397	3,392	8,760	—	23,194
Ohsberg	399		—	19,839	2,204	—	—	—	22,442
Ryan	399		1,500	19,950	1,325	7,010	2,580	—	32,764
Hagerty	399		—	19,208	2,134	7,000	2,760	—	31,501
(1)Amount listed includes a disability insurance premium of $5,879. All other amounts reflect life insurance premiums.
(g)Reflects the fair value of the performance share unit grants based on the grant date probable outcome assumption of relative performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Ms. Ryan and Messrs. Handy, Gim, Ohsberg and Hagerty is $252,544; $756,262; $365,470; $284,026 and $252,544, respectively.
(h)Reflects the fair value of the performance share unit grants based on the grant date probable outcome assumption of relative performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Ms. Ryan and Messrs. Handy, Gim, Ohsberg and Hagerty is $264,350; $761,328; $380,664; $296,072; and $264,350, respectively.
(i)Amounts reflect the fair value of the performance share unit grants made in 2018. The following table summarizes the grant date fair value and maximum value of each grant:

Named Executive Officer	Annual Grant		One-time Promotional Grant		Total Grant Value
	Grant Date Fair Value (1)	Maximum Value (2)	Grant Date Fair Value (1)	Maximum Value (2)	Grant Date Fair Value (1)	Maximum Value (2)
Handy	478,485	683,550	210,382	300,545	688,867	984,095
Gim	235,445	336,350	105,571	150,815	341,016	487,165
Ohsberg	182,280	260,400	—	—	182,280	260,400
Ryan	165,191	235,988	—	—	165,191	235,988
Hagerty	165,191	235,988	—	—	165,191	235,988
(1)Reflects the fair value of the performance share grant based on the grant date probable outcome assumption of relative performance at the 70th percentile.
(2)Represents the maximum value of this award assuming performance at the highest level.
______________________

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Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2020.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Handy	03/16/20	157,443	314,885	472,328	(a)
	03/16/20					5,525	11,050	22,100	(b)	—	—	—	529,383	(c)
Gim	03/16/20	72,979	145,957	218,936	(a)
	03/16/20					2,670	5,340	10,680	(b)	—	—	—	255,829	(c)
Ohsberg	03/16/20	55,109	110,218	165,327	(a)
	03/16/20					2,075	4,150	8,300	(b)	—	—	—	198,818	(c)
Ryan	03/16/20	45,590	91,179	136,769	(a)
	03/16/20	22,500	90,000	135,000	(d)
	03/16/20					1,845	3,690	7,380	(b)	—	—	—	176,781	(c)
Hagerty	03/16/20	53,355	106,710	160,065	(a)
	03/16/20					1,845	3,690	7,380	(b)	—	—	—	176,781	(c)
(a)Reflects the 2020 threshold, target and maximum award available under the Annual Performance Plan.  Awards under the Annual Performance Plan are based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 50%.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Committee.
(b)Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on March 16, 2020. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation (Performance-Based Equity)” earlier in this Proxy Statement.
(c)For purposes of this table, we have assumed that relative performance will be at the 70th percentile, resulting in a 140% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.
(d)Reflects the 2020 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  The actual award is reflected in the Summary Compensation Table.  The grant date represents the date the terms were approved by the Compensation Committee.
______________________

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
Handy						9,450	(b)	423,360
									14,400	(c)	645,120
									22,100	(d)	990,080
									5,540	(e)	248,192
Gim						4,650	(b)	208,320
									7,200	(c)	322,560
									10,680	(d)	478,464
									2,780	(e)	124,544
Ohsberg						3,600	(b)	161,280
						2,000	(f)	89,600
									5,600	(c)	250,880
									8,300	(d)	371,840
Ryan	2,000			$40.25	10/18/2026
	1,800			$58.05	10/17/2027
						3,263	(b)	146,182
									5,000	(c)	224,000
									7,380	(d)	330,624
Hagerty	2,000			$24.73	7/9/2022
						3,263	(b)	146,182
									5,000	(c)	224,000
									7,380	(d)	330,624
(a)Based upon December 31, 2020 fair market value of $44.80.
(b)Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2018 and ending December 31, 2020, and was further subject to a time-based vesting period, which ended on March 16, 2021. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 75.0, resulting in 150.0% of the target award being earned. Final performance results will be ascertained in early 2021, and may be different than the amount listed in this table.
(c)The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2019 and ending December 31, 2021. We estimate relative performance at the percentile ranking of 75.0, resulting in a 150.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.
(d)The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2020 and ending December 31, 2022. We estimate relative performance at the percentile ranking of 70.0 resulting in a 140.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.
(e)The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2018 and ending December 31,

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2022. We estimate relative performance at the percentile ranking of 75.0, resulting in a 150.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.
(f)This restricted stock unit grant will become fully vested on June 1, 2022.
______________________

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2020.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Handy	—		—	4,838	(a)	196,326	(b)
Gim	4,100	(c)	45,715	3,225	(a)	130,871	(b)
Ohsberg	—		—	—		—
Ryan	—		—	500		16,620
Hagerty	—		—	3,225	(a)	130,871	(b)
(a)Amounts shown represent the final award under a performance share unit grant made on January 19, 2017. This performance share unit award and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. Handy, Gim and Hagerty acquired a net amount of 2,645; 1,462; and 1,462 shares, respectively.
(b)Amounts shown represent the value of shares earned and related dividends on the date performance results were certified by the Committee.
(c)Amount shown represents the number of options exercised. Taking into consideration shares exchanged for option exercise price and tax withholding, Mr. Gim acquired a net amount of 879 shares.

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Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Gim	Pension Plan	27.3	1,399,797	—
	Supplemental Pension Plan	27.3	1,369,264	—
(a)Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2020, determined using mortality assumptions after benefit commencement based on the PRI-2012 Mortality Table and projected forward using Scale MP-2020 (generational) with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Note 17 to the Consolidated Financial Statements presented in the 2020 Form 10-K, except that retirement age for Mr. Gim is based upon age 65, the earliest retirement age at which he can receive unreduced benefits.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
______________________

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Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.
The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2020.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
Handy	190,466	55,622	328,672	—	1,571,234
Gim	25,000	2,397	118,947	—	633,703
Ohsberg	41,991	2,204	23,785	—	176,382
Ryan	—	1,325	311	—	3,508
Hagerty	40,989	2,134	42,272	—	330,113
(a)Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2020.  Salary amounts are disclosed in the Summary Compensation Table under the year 2020.  Bonus amounts are disclosed in the Summary Compensation Table under the year 2019.
(b)Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan, but for certain IRS limitations, as described earlier in this Proxy Statement.  Mr. Handy’s credit also includes a contribution of 5% of his salary, or $31,489, which is described earlier in this Proxy Statement.  This amount is disclosed in the Summary Compensation Table, under All Other Compensation in 2020.
(c)Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the table below. Aggregate balance may also include amounts contributed when the executive was not a named executive officer; such amounts were not reported in previous proxy statements.

Named Executive Officer	2020 ($)	Previous Years ($)	Total Reported ($)
Handy	246,088	690,575	936,663
Gim	27,397	131,779	159,176
Ohsberg	44,195	81,376	125,571
Ryan	1,325	1,719	3,044
Hagerty	43,123	166,223	209,346

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Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2020, for the investment options.

Fidelity® Blue Chip Growth Fund - Class K6	62.94%	Vanguard Mid-Cap Index Fund Admiral Shares	13.56%
John Hancock Funds Disciplined Value Fund Class R6	(2.17)%	Fidelity® Treasury Money Market Fund	0.25%
Vanguard 500 Index Fund Admiral Class	13.98%	Fidelity Freedom® Income Fund	8.93%
MFS Mid Cap Growth Fund Class R6	27.66%	Fidelity Freedom® 2005 Fund	9.66%
MFS Mid Cap Value Fund Class R6	0.12%	Fidelity Freedom® 2010 Fund	11.06%
Carillon Eagle Small Cap Growth Fund Class R6	27.00%	Fidelity Freedom® 2015 Fund	12.42%
JPMorgan Small Cap Value Fund Class R6	(1.39)%	Fidelity Freedom® 2020 Fund	13.76%
Vanguard Small-Cap Index Fund Admiral Shares	10.91%	Fidelity Freedom® 2025 Fund	14.65%
Harding Loevner Institutional Emerging Mkts Portfolio	4.43%	Fidelity Freedom® 2030 Fund	15.59%
Lazard International Strategic Equity Portfolio Inst. Shares	5.37%	Fidelity Freedom® 2035 Fund	17.07%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares	5.33%	Fidelity Freedom® 2040 Fund	18.16%
T. Rowe Price Real Estate Fund I Class (a)	(11.28)%	Fidelity Freedom® 2045 Fund	18.15%
C&S Institutional Realty Shares (b)	(5.64)%	Fidelity Freedom® 2050 Fund	18.18%
Loomis Sayles Core Plus Bond Fund Class N	10.13%	Fidelity Freedom® 2055 Fund	18.20%
PIMCO Low Duration Fund Class Institutional Class	3.20%	Fidelity Freedom® 2060 Fund	18.12%
Vanguard Inflation-Protected Securities Fund Admiral Shares	9.73%	Fidelity Freedom® 2065 Fund	18.05%
Vanguard Total Bond Market Index Fund Admiral Shares	7.55%
(a) Fund was available for selection as an investment benchmark from January 1, 2020 through February 24, 2020.
(b) Fund was available for selection as an investment benchmark from February 25, 2020 through December 31, 2020.
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.
The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form of grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

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Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these potential post-employment payments, assuming separation from employment on December 31, 2020.
Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.
Retirement Benefits Payable
We consider retirement as separation from service after age 65 or after age 55 with ten years of service. None of the named executive officers were eligible to retire as of December 31, 2020.
As noted earlier, Mr. Gim is eligible to participate in the Pension Plan and Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”). Retirement benefits are not enhanced in the event of Mr. Gim’s voluntary or involuntary termination, retirement, disability or death, nor a change of control of the Corporation. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2020 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($)	Retirement ($)	Death Benefit Payable to Surviving Spouse ($) (b)	Change in Control ($) (c)
Gim	Pension Plan	117,951	—	57,200	117,951
	Supplemental Pension Plan	110,732	—	53,699	110,732
(a)Amount reflects the annual benefit payable at age 65 in the normal form, which is a life annuity under the Defined Benefit Retirement Plans. The executive is eligible to take the qualified Pension Plan benefit as a lump sum or to commence a reduced benefit at termination. The Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.
(b)Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity, payable to Mr. Gim’s surviving spouse from his 65th birthday.
(c)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________
Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan are not eligible to participate in the Defined Benefit Retirement Plans.
Vested Equity Awards
Vested stock option grants, if applicable, are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise vested stock options at any time through their separation from employment date.  The right to exercise vested stock options is forfeited following separation from employment for all reasons other than retirement and death.
In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Notwithstanding the foregoing, all stock options will expire no later than ten years from the date of grant. Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan were not eligible to retire as of December 31, 2020.

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Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.
Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.
The following table presents potential post-employment payments assuming separation from service on December 31, 2020, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Handy	Severance (c)	—	—	—	—	2,644,779
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	1,940,900	1,105,911	1,940,900
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	38,804
	Cutback (g)	—	—	—	—	—
	Total	—	—	1,940,900	1,105,911	4,624,483
Gim	Severance (c)	—	—	—	—	1,063,033
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	954,900	546,444	954,900
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	18,668
	Cutback (g)	—	—	—	—	(208,216)
	Total	—	—	954,900	546,444	1,828,385
Ohsberg	Severance (c)	—	—	—	—	805,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	749,165	376,274	749,165
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	24,862
	Cutback (g)	—	—	—	—	—
	Total	—	—	749,165	376,274	1,579,027
Ryan	Severance (c)	—	—	—	—	791,833
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	590,330	338,107	590,330
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	—
	Cutback (g)	—	—	—	—	—
	Total	—	—	590,330	338,107	1,382,163
Hagerty	Severance (c)	—	—	—	—	816,667
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	590,330	338,107	590,330
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	18,668
	Cutback (g)	—	—	—	—	—
	Total	—	—	590,330	338,107	1,425,665
(a)We define retirement as separation from service after age 65 or after age 55 with ten years of service.  None of the named executive officers listed above were eligible to retire on December 31, 2020.
(b)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
(c)Severance payments are based on a multiple of salary and bonus as of December 31, 2020. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in

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this Proxy Statement.  Bonus-related severance is based on the average of bonuses paid (including awards under the Annual Performance Plan, Wealth Management Business Building Incentive Plan and discretionary bonuses, as applicable) during the three calendar years prior to 2020.
(d)Reflects the value of accelerated equity based upon market closing price of $44.80 on December 31, 2020, as well as the value of dividend equivalents that would become payable under performance share unit award grants.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon a change in control or death.  All performance share unit awards would be vested on a pro-rated basis upon permanent disability.
(e)For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2018 awards was at a percentile ranking of 75.0, resulting in a 150.0% award; for all 2019 awards was at a percentile ranking of 75.0, resulting in a 150.0% award; and for 2020 awards was at a percentile ranking of 70.0, resulting in a 140.0% award, all which were our performance assumptions as of December 31, 2020.  Actual results may be different.
(f)Reflects the value of medical and/or dental insurance benefits based on actual 2021 premiums, increased by 8% for years 2 and 3, as applicable.
(g)Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Handy.
As of December 24, 2020, we employed 621 individuals, all of whom were located in the United States. This population consisted of full-time, part-time, and temporary employees. We did not retain or engage any independent contractors or similar workers during 2020.
To identify the “median employee” from our employee population as of December 24, 2020, we compared the amount of salary, wages and fringe benefits of all of our employees as reflected in box 1 of Form W-2 for 2020. Since all of our employees are located in the United States, as is Mr. Handy, we did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified our median employee, we combined all elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $69,461. Mr. Handy’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,646,713. Based on this information, for 2020 the ratio of the annual total compensation of Mr. Handy, to the annual total compensation of our median employee was 22.35 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Director Compensation
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.
The Compensation Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service has evolved in recent years due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. All directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. Directors do not receive additional remuneration for meeting attendance. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service.
The following chart outlines current non-employee director cash compensation based on role.

	Retainer ($)
	Chair	Member
Board Service:
Corporation’s Board	—	30,000
Bank’s Board	—	—
Additional Compensation for Lead Director	—	5,000
Committee Service:
Executive Committee (a)	—	—
Nominating Committee	9,000	4,000
Audit Committee	25,000	12,000
Compensation Committee	12,000	6,000
Trust Committee (of the Bank)	10,000	6,000
Finance Committee (of the Bank) (b)	—	16,000
(a)The chairpersons of our five committees serve as the Executive Committee and receive no additional retainer for Executive Committee service.
(b)The Finance Committee Chair is an employee director and therefore, receives no additional compensation for Board service.
______________________

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant with a target value equal to the annual Board retainer. All director equity grants vest at the earliest of (i) the three-year anniversary of the grant; (ii) change in control of the Corporation; (iii) the death of the director; or (iv) retirement from the Corporation’s Board as defined in the grant.
On April 28, 2020, the Compensation Committee granted 860 restricted stock units to each non-employee director who continued to serve as our director after the 2020 Annual Meeting of Shareholders. This grant included dividend equivalent rights.

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Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by an employee director as an employee of the Corporation and/or the Bank is shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2020.

DIRECTOR COMPENSATION TABLE
Name		Retainer Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($) (c)
John J. Bowen		42,000	30,315	72,315
Steven J. Crandall		48,000	30,315	78,315
Robert A. DiMuccio, CPA		52,000	30,315	82,315
Constance A. Howes		58,667	30,315	88,982
Katherine W. Hoxsie, CPA		65,000	30,315	95,315
Joseph J. MarcAurele		56,000	30,315	86,315
Kathleen E. McKeough		70,000	30,315	100,315
Sandra Glaser Parrillo	(d)	28,000	30,315	58,315
H. Douglas Randall, III	(e)	17,333	—	17,333
John T. Ruggieri		58,000	30,315	88,315
Edwin J. Santos		64,000	30,315	94,315
John F. Treanor	(e)	17,333	—	17,333
(a)Total reflects Board and Committee retainers earned.  During 2020, Directors Howes, Hoxsie and Parrillo deferred $58,667, $32,500 and $28,000, respectively, into the Nonqualified Deferred Compensation Plan.
(b)Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards granted on April 28, 2020.  Assumptions related to the financial reporting of restricted stock units are presented in Note 18 to the Consolidated Financial Statements presented in the 2020 Form 10-K. As of December 31, 2020, Directors Bowen, Crandall, DiMuccio, Howes, Hoxsie, MarcAurele, McKeough and Santos had 1,980 unvested restricted stock units; Director Parrillo had 860 unvested restricted stock units; and Director Ruggieri had 1,450 unvested restricted stock units.
(c)There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.
(d)Ms. Parrillo joined the Corporation’s Board on April 28, 2020.
(e)Messrs. Randall and Treanor retired from the Corporation’s Board on April 28, 2020.

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Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee during the year ended December 31, 2020 were Santos (Chairperson), Bowen, DiMuccio, Howes, and McKeough.  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

Audit Committee Report
The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Corporation's consolidated financial statements and the Corporation’s system of internal controls. The Audit Committee has the sole authority for the appointment, compensation (and negotiations thereof), retention and oversight of the Corporation's independent registered public accounting firm (the “independent auditor”) retained to audit the Corporation’s financial statements and system of internal controls.
In accordance with the authorities and responsibilities outlined in its charter, the Audit Committee appointed Crowe LLP as the Corporation’s independent auditor for the fiscal year ended December 31, 2020. Crowe LLP is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020.
In this context, the Audit Committee has:
▪reviewed and discussed the Corporation's audited financial statements with management and Crowe LLP;
▪reviewed and discussed the effectiveness of the Corporation's internal controls over financial reporting with management, the internal auditor and Crowe LLP;
▪discussed with Crowe LLP the matters required to be discussed by Auditing Standard 1301;
▪received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP the independent auditor’s independence; and
▪considered whether the provision of non-audit services by Crowe LLP is compatible with maintaining its independence.
Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.
In addition, the Audit Committee also assessed the performance of Crowe LLP as independent auditor during 2020. A variety of indicators of audit quality relating to Crowe LLP were reviewed including:
▪the quality and candor of its communications with the Audit Committee and with management;
▪how effectively it maintained its independence and employed independent judgment, objectivity and professional skepticism;
▪the quality of insight demonstrated in its review of the Corporation's assessment of internal control over financial reporting and remediation of control deficiencies;
▪available external data about quality and performance, including reports by the PCAOB and the firm’s response to those reports;
▪the firm’s experience with other public companies and community banks;

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▪the qualifications, strengths and performance of the lead audit engagement partner and the audit team;
▪the appropriateness of its fees, taking into account the Corporation's size and complexity and the resources necessary to perform the audit; and
▪its tenure as the Corporation's independent auditor and knowledge of the Corporation's operations, accounting policies and practices, and internal control over financial reporting.
As a result of our evaluation, the Audit Committee concluded that the continued retention of Crowe LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2021 is in the best interests of the Corporation and its shareholders.
The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Steven J. Crandall
Robert A. DiMuccio, CPA	Constance A. Howes, Esq.
Sandra Glaser Parrillo	John T. Ruggieri
Edwin J. Santos
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm
The following table presents fees incurred for professional services rendered by the independent registered public accounting firm for the years ended December 31, 2020 and December 31, 2019:

	2020	2019
Audit fees (a)	$557,500	$620,000
Audit-related fees (b)	32,000	24,000
Tax fees	—	—
All other fees	—	—
Total fees incurred	$589,500	$644,000
(a)Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services in connection with statutory and regulatory filings.
(b)Reflects fees for services that reasonably relate to the performance of the audit, including certain attestation and agreed upon procedures required by the Department of Housing and Urban Development.
_______________________
The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  The Audit Committee pre-approved all services provided by Crowe LLP during the years ended December 31, 2019 and December 31, 2020.
The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining Crowe LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

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Indebtedness and Other Transactions
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  Extensions of credit outstanding at December 31, 2020 to all directors, executive officers and their related interests amounted to $1,491,764 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Policies and Procedures for Related Party Transactions
We conduct annual procedures, including the use of an electronic questionnaire, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between the Corporation and our directors, officers and employees.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us with respect to 2020, and on written representations from certain reporting persons, we believe that, during 2020, all Section 16(a) filing requirements applicable to our Insiders were met.

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Proposal 2:	Amendment to Article Fourth of the Corporation’s Articles of Incorporation to Create Preferred Stock
Our Board of Directors has adopted a resolution proposing to amend Article FOURTH of our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to authorize the creation of 1,000,000 shares of a new class of capital stock, designated as “Undesignated Preferred Stock,” subject to shareholder approval. If the proposed amendment is approved by the Corporation’s shareholders, Article FOURTH of the Articles of Incorporation would read in its entirety as follows:
FOURTH. Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000, of which 60,000,000 shares, par value $.0625 per share, shall be a class designated as “Common Stock”, and 1,000,000 shares, par value $0.01 per share, which shall be a class designated as “Undesignated Preferred Stock.”
(a) Common Stock. Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of Common Stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
(b) Undesignated Preferred Stock. The Board of Directors is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of such resolution or resolutions pursuant to applicable law of the State of Rhode Island, to establish or change from time to time the number of shares of each such series and to fix and establish the voting powers thereof, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof.
The proposed amendment, if approved by our shareholders, will become effective upon the filing of the amendment to the Articles of Incorporation with, and acceptance for filing by, the Secretary of State of the State of Rhode Island.
Purpose of the Undesignated Preferred Stock
The proposed amendment is being sought to enhance our ability to engage in business activities and transactions typical for the financial services industry. The Corporation currently does not have the authority, without shareholder approval, to issue shares of preferred stock. The proposed amendment would permit the Board of Directors to designate and issue one or more future series of preferred stock, and to authorize the Board to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each series of preferred stock. The Board of Directors would be required to make any determination to issue shares preferred stock based on its judgment as to what is in our best interests and the best interests of our shareholders.
Adding preferred stock to the Corporation’s capital structure would provide us with increased financial flexibility in meeting future capital requirements and align our capital structure with those of our peers, the vast majority of whom have the ability to issue preferred stock. Granting the Board of Directors the authority to issue preferred stock would give us the flexibility to negotiate and structure investments in the Corporation to raise capital quickly without having to obtain further shareholder approval through the proxy process, which could delay a transaction by as much as several months. The Board of Directors believes that the flexibility to negotiate and structure investments to raise capital quickly outweighs any disadvantages of giving the Board of Directors the flexibility to issue preferred stock without further shareholder approval.
The Corporation is well capitalized, and currently has no plans or arrangements to issues shares of preferred stock that would be authorized by the proposed amendment. Moreover, the Board did not approve the proposed amendment in connection with or for the purpose of thwarting a takeover of the Corporation, and neither the Board nor management has any knowledge of any current efforts to effect such a takeover.

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Moreover, the preferred stock will not be issued or used for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

Principal Effects of the Undesignated Preferred Stock
The effect of the proposed amendment would be to authorize shares of preferred stock of the Corporation, and to allow future issuances of preferred stock with voting rights that are not yet known and cannot yet be determined. However, because the Corporation’s common stock is listed on the Nasdaq Global Select Market, the Corporation is subject to the rules and regulations of Nasdaq. Under Nasdaq Rule 5640, the Corporation is prohibited from disparately reducing or restricting existing shareholders’ voting rights (e.g. creating a new class of super-voting stock).
If series of shares of preferred stock are issued by the Corporation, it may potentially make it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The Corporation’s preferred stock will not be used or issued for any defense or anti-takeover purpose or for the purpose of implementing any shareholder rights plan. The Board of Directors and management have no knowledge of any current efforts by anyone to obtain control of the Corporation or to effect large accumulations of the Corporation’s common stock.
The issuance of shares of preferred stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing shareholders. The terms of any class of preferred stock, which would be fixed by the Corporation’s Board of Directors on issuance, will depend upon the reason for the issuance and on market conditions and other factors existing at the time.
The issuance by the Corporation of preferred stock could dilute both the equity interests and the earnings per share of existing holders of the Corporation’s common stock. Such dilution may be substantial, depending upon the number of shares issued. The newly authorized shares of preferred stock could also have voting rights that would have a dilutive effect on the voting power of our existing shareholders.
The failure to adopt the proposed amendment could limit the Corporation’s ability to engage in future capital raising transactions, mergers, or other strategic transactions. In such cases, the Corporation may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to adopt an amendment to the Articles of Incorporation to allow the Corporation to proceed with such transactions.
Recommendation: The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

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Proposal 3:	Ratification of Selection of Independent Registered Public Accounting Firm
The ratification of the Audit Committee’s decision to retain Crowe LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2021 will be submitted to our shareholders at the Annual Meeting.  Factors considered in the Audit Committee’s decision can be found in the Audit Committee Report earlier in this Proxy Statement.
Representatives of Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of Crowe LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and shareholders.

Recommendation: The Board of Directors unanimously recommends that shareholders vote “FOR”
this proposal.

Washington Trust Bancorp, Inc. | 2021 Proxy Statement | 53

Proposal 4:	Non-binding Advisory Resolution on the Compensation of the Corporation’s Named Executive Officers
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.
The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Discussion and Analysis” beginning on page 19 for additional information about our executive compensation programs.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year. Despite the unprecedented challenges, disruptions and uncertainties throughout 2020, the strength and stability of our core business model enabled us to generate growth and revenues from key business lines, while maintaining strong asset quality and solid capital ratios. As a result, the Corporation reported the highest earnings in our 220 year history and not only maintained, but actually increased our dividend to shareholders.
We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding requirements and equity grant retention guidelines, promote sound management practices.
The Board of Directors values the opportunity to receive input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate our shareholders’ past support and approval of compensation programs. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2021 Proxy Statement | 54

Other Information
Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2022 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, RI 02891, Attention: Corporate Secretary, not later than November 16, 2021 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2022 Annual Meeting of Shareholders.  Any proposal submitted after November 16, 2021 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.
In addition, in order for a nominee to be considered at an Annual Meeting, our Articles of Incorporation provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Articles of Incorporation, is received by our Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than 44253 and not later than April 13, 2021. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.

Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation, therefore.  In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $8,000 plus customary expenses.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 16, 2021

Washington Trust Bancorp, Inc. | 2021 Proxy Statement | 55

**WASHINGTON TRUST BANCORP, INC.**
*23 BROAD STREET*
*WESTERLY, RI 02891*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WASH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and be sure to click "Sign up for E-delivery".

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31487-P49095 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WASHINGTON TRUST BANCORP, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. The election of four directors, nominated by the Board of Directors, each to serve for a three-year term and until their successors are duly elected and qualified: | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Constance A. Howes, Esq.
02) Joseph J. MarcAurele
03) Edwin J. Santos
04) Lisa M. Stanton

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4.**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Form 10-K and Proxy Statement are available at www.proxyvote.com.

D31488-P49095

**WASHINGTON TRUST BANCORP, INC.**
**Annual Meeting of Shareholders**
**April 27, 2021 11:00 AM ET**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Edward O. Handy III and Kathleen E. McKeough or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WASHINGTON TRUST BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM ET on April 27, 2021, virtually at www.virtualshareholdermeeting.com/WASH2021, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**